MAZARS

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of SmartPay Express, Inc.:

We hereby consent to your incorporation of our audit report dated April 15, 2011 (as updated on April 16, 2012) relating to the consolidated financial statements of SmartPay Express, Inc. as of and for the year ended December 31, 2010 in the Annual Report on Form 10-K of SmartPay Express Inc. dated April 16, 2012.

Mazars CPA imited
Certified Public Accountants
Hong Kong
April 16, 2012

MAZARS CPA LIMITEDD
iriMmtasopimigo. 8]
42ND FLOOR, CENTRAL PLAZA, 18 HARBOUR ROAD, WANCHAI, HONG KONG
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TEL : (852) 2909 5555 - FAX: (852) 2810 0032 - www.mazars.cn

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